FIFTH THIRD BANCORP AMENDED AND RESTATED
  STOCK OPTION AND INCENTIVE PLAN FOR SELECTED EXECUTIVE OFFICERS,
         EMPLOYEES AND DIRECTORS OF FALLS FINANCIAL, INC.
      (Formerly Falls Financial, Inc. 1989 Stock Option
                 and Incentive Plan)


   Fifth Third Bancorp, Cincinnati, Ohio ("Fifth Third"), and Falls Financial, Inc., Cuyahoga Falls, Ohio ("Falls Financial"), entered into an Affiliation Agreement and related Plan and Agreement of Merger, both dated as of December 12, 1994 (such agreements hereinafter referred to respectively as the "Affiliation Agreement" and the "Merger Agreement") pursuant to which Falls Financial will merge with and into Fifth Third, with Fifth Third as the surviving corporation (the "Merger"). Under the terms of the Affiliation Agreement, Fifth Third has agreed to assume Falls Financial's obligations under the Falls Financial, Inc. 1989 Stock Option and Incentive Plan (the "Falls Financial Plan") (the plan as assumed by Fifth Third will hereinafter be referred to as the "Plan") effective as of the effective time of the Merger (the "Effective Time"). The Plan, as assumed by Fifth Third, will apply to certain executive officers, key employees and nonemployee directors of Falls Financial and Falls Financial's subsidiaries as in existence prior to the Effective Time who held options to purchase shares of Falls Financial.

    At the Effective Time, in accordance with Article V of the Affiliation Agreement, each outstanding option under the Falls Financial Plan shall continue outstanding as an option to purchase, in place of the purchase of shares of Falls Common Stock, the number of shares (rounded up to the nearest whole share) of Fifth Third Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein for exercise) for shares of Falls Common Stock immediately prior to the Effective Time upon the same terms and conditions, including without limitation, payment in full of the contractual exercise price, under the relevant option as were applicable immediately prior to the Effective Time (except that all options shall be immediately exercisable). (Capitalized terms used herein shall have the meanings assigned to them in the Affiliation Agreement and Merger Agreement unless otherwise defined herein).

The entire text of the Plan following the Effective Time of the Merger is as follows:

   1. Purpose. The Plan shall be known as the Fifth Third Bancorp Amended and Restated Stock Option and Incentive Plan for Selected Executive Officers, Employees and Directors of Falls Financial, Inc. (formerly the Falls Financial, Inc. 1989 Stock Option and Incentive Plan) (the "Plan"). The Plan amends and restates the Falls Financial, Inc. 1989 Stock Option and Incentive Plan (the "Falls Financial Plan"). The purpose of the Plan is to advance the interests of Fifth Third and its shareholders by affording to certain executive officers, key employees and nonemployee directors of Falls Financial and Falls Financial's subsidiaries, as in existence prior to the Effective Time, an opportunity to acquire or increase their proprietary interest in Fifth Third by the grant to such officers, employees and directors of Options under the terms set forth herein. It is anticipated and intended that Options granted under the Plan to persons employed on a full-time basis will qualify as Incentive Stock Options, as contemplated by and defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that the aggregate fair market value (determined as of the time any Incentive Stock Option was granted by Falls Financial) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year does not exceed $100,000. To the extent that such fair market value exceeds $100,000, any further Options granted under the Plan to persons employed on a full-time basis will be Non-Qualified Stock Options governed by Section 83 of the Code. Options granted to persons who are not full-time employees will be Non-Qualified Stock Options.

   2. Definitions. The following definitions are applicable to the Plan:

        "Affiliate" - means any "parent corporation" or "subsidiary corporation", as such terms are defined in Sections 425(e) and (f), respectively, of the Code.

        "Award" - means the grant of an Incentive Stock Option or a Non-Qualified Stock Option, or any combination thereof, as provided in the Plan.

        "Committee" - means the Committee referred to in Section 3 hereof.

        "Continuous Service" - means the absence of any interruption or termination of service as a director, officer or employee of Falls Financial or an Affiliate of Falls Financial, as in existence prior to the Effective Time, or Fifth Third or an Affiliate of Fifth Third, after the Effective Time, except that when used with respect to persons granted an Incentive Stock Option means the absence of any interruption or termination of service as a full-time employee of the same. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by Falls Financial or Fifth Third, as applicable, or in the case of transfers between payroll locations of Falls Financial or Fifth Third, as applicable, or between Falls Financial or Fifth Third, as applicable, its parent, its subsidiaries or its successor.

        "Disinterested Person" - means any person who, at the time discretion under the Plan is exercised, is not eligible, and who has not at any time within one year prior thereto been eligible, for selection as a Participant in the Plan or to whom stock options may be granted pursuant to any other plan of Fifth Third or any of its affiliates (as that term is used in the Securities Exchange Act of 1934) entitling the participants therein to acquire stock or stock options of Fifth Third or of any such affiliates.

        "Exercise Price" - means the price per Share at which the Shares subject to an Option may be purchased upon exercise of such Option.

        "Incentive Stock Option" - means an option to purchase
Shares granted by the Committee pursuant to Section 5 hereof which is subject to the limitations and restrictions of Section 7 hereof and is intended to qualify under Section 422 of the Code.

        "Non-Qualified Stock Option" - means an option to purchase Shares granted by the Committee pursuant to Section 5 hereof, which option is not intended to qualify under Section 422 of the Code.

        "Option" - means an Incentive Stock Option or a Non-
Qualified Stock Option.

        "Participant" - means any officer, employee or director of Falls Financial or an Affiliate of Falls Financial, as in existence prior to the Effective Time, who was granted an Award and who held an outstanding Option under the Plan as of the Effective Time.

        "Shares" - means the shares of common stock of Fifth Third.

    3. Administration. The Plan shall be administered by a Committee consisting of three or more members, each of whom shall be a Disinterested Person. The members of the Committee shall be appointed by the Board of Directors of Fifth Third. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan;
(iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan. The Committee may maintain, and update from time to time as appropriate, a list designating selected directors, officers and employees as Disinterested Persons. The purpose of such list shall be to evidence the status of such individuals as Disinterested Persons, and the Board of Directors may appoint to the Committee any individual actually qualifying as a Disinterested Person, regardless of whether identified as such on said list.

     A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

   4. Shares Subject to Plan. Subject to adjustment by the operation of Section 8 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 13,329. The Shares with respect to which Awards may be made under the Plan may be either authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares.

   5. General Terms and Conditions of Options. The Committee shall have full and complete authority and discretion except as expressly limited by the Plan, to grant Options and to provide the terms and conditions (which need not be identical among Participants) thereof. In particular, the Committee shall prescribe the following terms and conditions: (i) the Exercise Price of any Option, which shall not be less than the fair market value per Share at the date of grant of such Option by Falls Financial, as adjusted pursuant to the Affiliation Agreement, (ii) the number of Shares subject to, and the expiration date of, any Option, which expiration date shall not exceed ten years from the date of grant by Falls Financial, (iii) the manner, time and rate (cumulative or otherwise) of exercise of such Option, and (iv) the restrictions, if any, to be placed upon such Option or upon shares which may be issued upon exercise of such Option. The Committee may, as a condition of granting any Option, require that a Participant agree not to thereafter exercise one or more Options previously granted to such Participant.

   6.   Exercise of Options.

        (a) An Option granted under the Plan shall be exercisable during the lifetime of the Participant to whom such Option was granted only by such Participant and, except as provided in paragraphs (c) and (d) of this Section 6, no such Option may be exercised unless at the time such Participant exercises such Option, such Participant has maintained Continuous Service since the date of grant of such Option by Falls Financial.

        (b) To exercise an Option under the Plan, the Participant to whom such Option was granted shall give written notice to Fifth Third in form satisfactory to the Committee (and, if partial exercises have been permitted by the Committee, by specifying the number of Shares with respect to which such Participant elects to exercise such Option) together with full payment of the Exercise Price, if any and to the extent required. The date of exercise shall be the date on which such notice is received by Fifth Third. Payment, if any is required, shall be made either (i) in cash (including check, bank draft or money order) or (ii) if permitted by the Committee, by delivering (A) shares already owned by the Participant and having a fair market value equal to the applicable Exercise Price, such fair market value to be determined in such appropriate manner as may be provided by the Committee or as may be required in order to comply with or to conform to requirements of any applicable laws or regulations, or (B) a combination of cash and such Shares.

       (c) If a Participant to whom an Option was granted shall cease to maintain Continuous Service for any reason (including total or partial disability and normal or early retirement, but excluding death and termination of employment by Fifth Third or any Affiliate of Fifth Third for cause), such Participant may, but only within the period of three months immediately succeeding such cessation of Continuous Service and in no event after the expiration date of such Option, exercise such Option to the extent that such Participant was entitled to exercise such Option at the date of such cessation, provided, however, that such right of exercise after cessation of Continuous Service shall not be available to a Participant if the Committee otherwise determines and so provides in the applicable instrument or instruments evidencing the grant of such Option. If the Continuous Service of a Participant to whom an Option was granted by Falls Financial is terminated for cause, all rights under any Option of such Participant shall expire immediately upon the giving to the Participant of notice of such termination.

     (d) In the event of the death of a Participant while in the Continuous Service of Fifth Third or an Affiliate of Fifth Third or within the three month period referred to in paragraph (c) of this
Section 6, the person to whom any Option held by the Participant at the time of his death is transferred by will or the laws of descent and distribution may, but only to the extent such Participant was entitled to exercise such Option immediately prior to his death, exercise such Option at any time within a period of one year succeeding the date of death of such Participant, but in no event later than ten years from the date of grant of such Option by Falls Financial. Following the death of any Participant to whom an Option was granted under the Plan, the Committee may, as an alternative means of settlement of such Option, elect to pay to the person to whom such Option is transferred by will or by the laws of descent and distribution the amount by which the fair market value per Share on the date of exercise of such Option shall exceed the Exercise Price of such Option, multiplied by the number of Shares with respect to which such Option is properly exercised. Any such settlement of an Option shall be considered an exercise of such Option for all purposes of the Plan.

   7. Incentive Stock Options. Incentive Stock Options were granted only to Participants who were employees of Falls Financial or an Affiliate of Falls Financial as in existence prior to the Effective Time. All outstanding Incentive Stock Options were originally granted under the Falls Financial Plan. After consummation of the Merger, no further Incentive Stock Options shall be granted under the Plan. Any provision of the Plan to the contrary notwithstanding, (i) no Incentive Stock Option shall be exercisable more than ten years from the date such Incentive Stock Option was granted by Falls Financial, (ii) the Exercise Price of any Incentive Stock Option shall not be less than the fair market value per Share on the date such Incentive Stock Option was granted by Falls Financial, as adjusted by the Affiliation Agreement, (iii) any Incentive Stock Option shall not be transferable by the Participant to whom such Incentive Stock Option was granted other than by will or the laws of descent and distribution and shall be exercisable during such Participant's lifetime only by such Participant, and (iv) the aggregate fair market value (determined as of the time any Incentive Stock Option was granted by Falls Financial) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year shall not exceed $100,000.

   8. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger consolidation or any change in the corporate structure or Shares of Fifth Third, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the number and class of shares with respect to which Awards theretofore have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

   9. Assignments and Transfers. No Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

   10. Employee Rights Under the Plan. No director, officer or employee shall have a right to be selected as a Participant nor, having been so selected to be selected again as a Participant and no director, officer, employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of Fifth Third or any Affiliate of Fifth Third. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of Fifth Third or any Affiliate of Fifth Third.

   11. Delivery and Registration of Stock. Fifth Third's obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 or any other Federal, state or local securities legislation or regulation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. Fifth Third shall not be required to deliver any Shares under the Plan prior to (i) the admission of such shares to listing on any stock exchange on which Shares may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

   This Plan is intended to comply with Rule 16B-3 under the Securities Exchange Act of 1934. Any provision of the Plan which is inconsistent with said Rule shall, to the extent of such inconsistency, be inoperative and shall not affect the validity of the remaining provisions of the Plan.

   12. Withholding Tax. Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option pursuant to the Plan, Fifth Third shall have the right to require the Participant or such other person to pay Fifth Third the amount of any taxes which Fifth Third is required to withhold with respect to such Shares.

   13. Amendment or Termination. The Board of Directors of Fifth Third may amend, suspend or terminate the Plan or any portion thereof at any time, but (except as provided in Section 8 hereof) no amendment shall be made without approval of the shareholders of Fifth Third which shall (i) materially increase the aggregate number of Shares with respect to which Awards may be made under the Plan, (ii) materially increase the aggregate number of Shares which may be subject to Awards to Participants who were not employees of Falls Financial or an Affiliate of Falls Financial, or (iii) change the class of persons eligible to participate in the Plan; provided, however, that no such amendment, suspension or termination shall impair the rights of any Participant, without his consent, in any Award theretofore made pursuant to the Plan.

   14. Effective Date and Term of Plan. The Plan shall be deemed adopted and effective as of the close of business on the date the Merger is consummated. The Plan shall continue in effect for a term of ten years after the date of adoption of the Falls Financial Plan by Falls Financial, unless sooner terminated under Section 13 hereof.

                               EXHIBIT 1

                   Outstanding Options at Effective
                             Time of Merger


Name               Prior No. of         Exercise   No. of Out-          Exercise
                   Outstanding Options  Price      standing Options     Price
                   to Purchase Falls               to Purchase Fifth
                   Common Stock                    Third Common
                                                   Stock Under the Plan
David E. Waddell       10,602            $ 6.25         5,080            $13.05

Rodney W. Vargo         1,000            $20.75           480            $43.31

Paula Chesser             250            $22.75           120            $47.49
                          500            $20.75           240            $43.31


Christine Solitro         250            $22.75           120            $47.49
                          500            $20.75           240            $43.31

Lawrence L. Zarrilli    2,188            $ 6.25         1,049            $13.05
                          500            $20.75           240            $43.31

Milton Atwood             250            $22.75           120            $47.49

Connie Auerbach           250            $22.75           120            $47.49

Marjorie Baldwin          250            $22.75           120            $47.49

Patricia Bisson           250            $22.75           120            $47.49

Susan Bockus              250            $22.75           120            $47.49

Jo Box                    250            $22.75           120            $47.49

Della Caporlett           250            $22.75           120            $47.49

Jay Ciptak                250            $22.75           120            $47.49

Susan Davies              250            $22.75           120            $47.49

Patricia Davis-Boarman    250            $22.75           120            $47.49

Sue Debevec               250            $22.75           120            $47.49

Libby Ann Dick            250            $22.75           120            $47.49

Maureen Dukeman           250            $22.75           120            $47.49

Kathryn Francis           250            $22.75           120            $47.49

Darlene Grainger          250            $22.75           120            $47.49

Tammy Gray                250            $22.75           120            $47.49

Jody Hope                 250            $22.75           120            $47.49

Tina Hunkele              250            $22.75           120            $47.49

Christine Kaiser          250            $22.75           120            $47.49

Shirley Ann Kaiser        250            $22.75           120            $47.49

Mary Beth Kerr            250            $22.75           120            $47.49

G. Frederick Kleinhen     250            $22.75           120            $47.49

Leslie Kruger             250            $22.75           120            $47.49

Debbie Lemke              250            $22.75           120            $47.49

Lou Ann Lintner           250            $22.75           120            $47.49

Audrey Lisik              250            $22.75           120            $47.49

Kathy Logan               250            $22.75           120            $47.49

Michelle Low              250            $22.75           120            $47.49

Michael Marcozzi          250            $22.75           120            $47.49

Ximena Marion             250            $22.75           120            $47.49

Tracie McNutt             250            $22.75           120            $47.49

Kay Meade                 250            $22.75           120            $47.49

Steve Mondozzi            250            $22.75           120            $47.49

Karen Null                250            $22.75           120            $47.49

Paula Padula              250            $22.75           120            $47.49

Carlene Poff              250            $22.75           120            $47.49

Carolyn Ritchie           250            $22.75           120            $47.49

Mary Rummel               250            $22.75           120            $47.49

Jim Sampson               250            $22.75           120            $47.49

Nancy Sax                 250            $22.75           120            $47.49

Amy Schertzinger          250            $22.75           120            $47.49

Robert Shoman             250            $22.75           120            $47.49

Lynn Stadelman            250            $22.75           120            $47.49

Dawn Stahl                250            $22.75           120            $47.49

Valerie Strickler         250            $22.75           120            $47.49

Jin Teh                   250            $22.75           120            $47.49

Lynda Tisch               250            $22.75           120            $47.49

Rhonda Tultz              250            $22.75           120            $47.49